Exhibit 99(3)


              FEDERAL DEPOSIT INSURANCE CORPORATION

                      WASHINGTON, D.C. 20429


                             Form F-4


             Quarterly Report Under Section 13 of the
             Securities Exchange Act of 1934 for the
                   Quarter Ended June 30, 1997


             FDIC Insurance Certificate Number 27334
                                               -----


                          PEOPLE'S BANK
            -----------------------------------------
         (Exact name of bank as specified in its charter)


          850 Main Street, Bridgeport, Connecticut 06604
        --------------------------------------------------
             (Address of principal executive offices)


                           Connecticut
   ----------------------------------------------------------
  (State or other jurisdiction of incorporation or organization)


                            06-1213065
                --------------------------------
               (I.R.S. Employer Identification No.)


                          (203) 338-7171
           --------------------------------------------
          (Bank's telephone number, including area code)

Indicate by check mark if the bank, as a "small business issuer" as defined under 17 CFR 240.12b-2, is providing alternative disclosures as permitted for small business issuers in this
                          Form F-4. [ ]

Indicate by check mark whether the bank (1) has filed all reports required to be filed by section 13 of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Bank was required to file such reports), and (2)
 has been subject to such filing requirements for the past 90 days.

                          Yes X   No
                             ---    ---

  Indicate the number of shares outstanding of each of the bank's classes of common stock, as of the latest practicable date:

       61,125,869 shares of common stock as of July 31, 1997

                        Table of Contents

                                                         Page

Part I - Financial Information

  Item 1 - Financial Statements (Unaudited)
     Consolidated Statements of Condition                   1
     Consolidated Statements of Income                      2
     Consolidated Statements of Changes
       in Stockholders' Equity                              3
     Consolidated Statements of Cash Flows                  4
     Notes to Consolidated Financial Statements             5

  Item 2 - Management's Discussion and Analysis             8

Part II - Other Information

  Item 1 - Legal Proceedings                               25

  Item 6 - Exhibits                                        25

  Signatures                                               26

People's Bank and Subsidiaries


Item 1 - Financial Statements
Consolidated Statements of Condition
(Unaudited)

                                         June 30,          Dec. 31,
(dollars in millions)                        1997             1996
-------------------------------------------------------------------
Assets
Cash and due from banks                    $265.0           $196.2
Short-term investments                      148.3            146.7
Securities (Note 2):
  Trading account securities,
  at estimated fair value                    -                 2.8
  Securities available for sale,
  at estimated fair value
  (amortized cost of $1,221.6
  and $1,214.4 at the respective
  dates)                                  1,254.6          1,227.6
  Securities held to maturity,
  at amortized cost (estimated
  fair value of $422.2 and $466.5
  at the respective dates)                  427.9            472.1
-------------------------------------------------------------------
        Total securities, net             1,682.5          1,702.5
-------------------------------------------------------------------
Loans, net (Note 3):
  Residential mortgage                    2,215.5          2,242.5
  Commercial mortgage                       856.3            819.1
  Commercial                                622.7            591.2
  Credit card                             1,409.6          1,386.6
  Other consumer                            256.3            237.6
-------------------------------------------------------------------
        Total loans                       5,360.4          5,277.0
  Less allowance for loan losses          (85.7)           (87.6)
-------------------------------------------------------------------
        Total loans, net                  5,274.7          5,189.4
-------------------------------------------------------------------
Other assets                                499.5            410.4
-------------------------------------------------------------------
        Total assets                     $7,870.0         $7,645.2
                                         =========================
Liabilities and Stockholders' Equity
Liabilities:
Deposits:
  Non-interest-bearing                   $1,008.2           $930.2
  Savings, NOW and money market           2,207.7          2,144.8
  Time                                    2,375.6          2,170.2
-------------------------------------------------------------------
        Total deposits                    5,591.5          5,245.2
-------------------------------------------------------------------
Borrowings:
  Federal Home Loan Bank advances           756.5            836.8
  Repurchase agreements                     290.5            452.7
  Federal funds purchased                   305.8            257.1
  Subordinated notes                        148.1            148.0
-------------------------------------------------------------------
        Total borrowings                  1,500.9          1,694.6
-------------------------------------------------------------------
Other liabilities                           110.1             87.4
-------------------------------------------------------------------
        Total liabilities                 7,202.5          7,027.2
-------------------------------------------------------------------
Commitments and contingencies (Note 6)
Stockholders' equity:
  Common stock (without par value;
  100,000,000 shares authorized;
  61,054,094 shares and 60,830,169
  shares issued and outstanding
  at the respective dates) (1)               61.1             60.8
  Additional paid-in capital (1)             93.9             90.8
  Retained earnings                         501.3            465.8
  Net unrealized gain on securities,
  net of tax                                 11.2              0.6
-------------------------------------------------------------------
        Total stockholders' equity          667.5            618.0
-------------------------------------------------------------------
        Total liabilities and
        stockholders' equity             $7,870.0         $7,645.2
                                         =========================

(1) Prior period common stock and additional paid-in capital have been restated to reflect the 3-for-2 stock split completed in May 1997.

See accompanying notes to consolidated financial statements.

People's Bank and Subsidiaries



Consolidated Statements of Income

(Unaudited)
----------------------------------------------------------------------------
                                    Quarters Ended         Six Months Ended
                                 -------------------     -------------------
(in millions, except             June 30,   June 30,     June 30,   June 30,
 per share data)                     1997       1996         1997       1996
----------------------------------------------------------------------------
Interest and dividend income:
  Residential mortgage              $42.8      $40.0        $85.3      $80.2
  Commercial mortgage                18.8       16.5         36.9       32.9
  Commercial                         14.9       12.8         28.4       25.2
  Credit card                        21.7       22.8         52.2       40.3
  Other consumer                      5.4        4.1         10.4        9.9
----------------------------------------------------------------------------
     Total interest on loans        103.6       96.2        213.2      188.5
  Securities                         22.1       23.3         43.5       46.9
  Short-term investments              2.3        1.2          4.0        2.6
----------------------------------------------------------------------------
     Total interest and
     dividend income                128.0      120.7        260.7      238.0
----------------------------------------------------------------------------
Interest expense:
  Deposits                           44.1       40.6         86.0       79.9
  Borrowings                         23.1       21.0         48.2       41.1
----------------------------------------------------------------------------
     Total interest expense          67.2       61.6        134.2      121.0
----------------------------------------------------------------------------
     Net interest income             60.8       59.1        126.5      117.0
Provision for loan losses             7.3       12.3         18.1       21.0
----------------------------------------------------------------------------
     Net interest income
     after provision for
     loan losses                     53.5       46.8        108.4       96.0
----------------------------------------------------------------------------
Non-interest income:
  Fee-based revenues:
    Credit card
    securitization income
    (Note 4)                         19.6       13.9         38.2       30.4
    Credit card fees                  8.4        7.5         17.8       13.8
    Service charges on
    deposit accounts                  7.9        6.7         15.3       13.0
    Residential mortgage
    loan servicing fees               1.6        1.6          3.1        3.1
    Net brokerage commissions         2.3        2.0          4.7        3.8
    Other                             3.3        3.1          6.5        6.1
----------------------------------------------------------------------------
     Total fee-based revenues        43.1       34.8         85.6       70.2
  Net security gains                  9.0        4.3         14.5        7.4
  Net gains on sales of
  residential mortgage
  loans available for sale            4.8        0.8          7.2        1.8
  Net gain on sale of
  other consumer loans                -          -            -          6.0
  Loss on real estate
  investments                        (0.9)      (0.5)        (1.1)      (1.1)
  Other                               1.2        1.6          2.5        1.9
----------------------------------------------------------------------------
     Total non-interest income       57.2       41.0        108.7       86.2
----------------------------------------------------------------------------
Non-interest expense:
  Compensation and benefits          34.3       30.3         68.4       60.3
  Occupancy and equipment            12.4       10.1         24.1       19.9
  Professional and outside
  service fees                        9.7        5.5         17.2       11.6
  Advertising and promotion           9.6        5.5         18.4       10.4
  Loss on real estate acquired
  in settlement of loans              0.6        1.3          1.2        2.2
  Other                              10.9        8.4         19.8       17.6
----------------------------------------------------------------------------
     Total non-interest expense      77.5       61.1        149.1      122.0
----------------------------------------------------------------------------
     Income before income taxes      33.2       26.7         68.0       60.2
Income tax expense                   11.3        8.5         24.1       21.2
----------------------------------------------------------------------------
     Net income                     $21.9      $18.2        $43.9      $39.0
                                    ========================================
     Net income applicable
     to common stock                $21.9      $18.1        $43.9      $38.6
                                    ========================================

      Net income per
      common share: (1)
        Primary                     $0.36      $0.30        $0.71      $0.65
                                    ========================================
        Fully diluted               $0.36      $0.30        $0.71      $0.64
                                    ========================================

       Average common shares: (1)
         Primary                    61.60      59.95        61.55      59.58
                                    ========================================
         Fully diluted              61.61      61.41        61.57      61.35
                                    ========================================


(1)  Restated to reflect the 3-for-2 stock split completed in May 1997.


See accompanying notes to consolidated financial statements.

People's Bank and Subsidiaries


Consolidated Statements of Changes in Stockholders' Equity

(Unaudited)

-----------------------------------------------------------------------------------------------------------------------
For the six
months ended                                            Additional                    Net Unrealized             Total
June 30, 1997            Preferred         Common          Paid-In         Retained         Gain on      Stockholders'
(in millions)                Stock          Stock          Capital         Earnings       Securities            Equity
-----------------------------------------------------------------------------------------------------------------------
Balance at
December 31, 1996 (1)         $  -          $60.8            $90.8           $465.8             $0.6            $618.0
Net income                       -            -                -               43.9              -                43.9
Cash dividends
on common stock
($0.32 per share)(1)             -            -                -               (8.2)             -                (8.2)
Change in net
unrealized gain on
securities available
for sale, net of tax             -            -                -                -               10.0              10.0
Amortization of net
unrealized loss on
securities transferred
in 1994 from available
for sale to held to
maturity, net of tax             -            -                -                -                0.6               0.6
Other                            -            0.3              3.1            (0.2)              -                 3.2
-----------------------------------------------------------------------------------------------------------------------
Balance at
June 30, 1997                 $  -          $61.1            $93.9           $501.3            $11.2            $667.5
                              =========================================================================================


-----------------------------------------------------------------------------------------------------------------------
For the six
months ended                                            Additional                    Net Unrealized             Total
June 30, 1996            Preferred         Common          Paid-In         Retained       Gain (Loss)    Stockholders'
(in millions)                Stock          Stock          Capital         Earnings      on Securities          Equity
-----------------------------------------------------------------------------------------------------------------------
Balance at
December 31, 1995 (1)        $16.2          $58.5            $74.8           $399.3             $1.3            $550.1
Net income                       -            -                -               39.0              -                39.0
Conversions of
preferred stock               (9.9)           1.1              8.8              -                -                 -
Cash dividends on
preferred stock
($0.25)(1)                       -            -                -               (0.4)             -                (0.4)
Cash dividends
on common stock                  -            -                -               (6.0)             -                (6.0)
Change in net
unrealized gain
(loss) on securities
available for sale,
net of tax                       -            -                -                -               (5.0)             (5.0)
Amortization of
net unrealized
loss on securities
transferred in 1994
from available
for sale to held
to maturity, net of tax          -            -                -                -                0.8               0.8
Other                            -            0.1              1.6              0.1              -                 1.8
-----------------------------------------------------------------------------------------------------------------------
Balance at
June 30, 1996                   $6.3        $59.7            $85.2           $432.0            ($2.9)           $580.3
                                ========================================================================================


(1)  Restated to reflect the 3-for-2 stock split competed in May
     1997.


See accompanying notes to consolidated financial statements.

People's Bank and Subsidiaries


Consolidated Statements of Cash Flows

(Unaudited)

------------------------------------------------------------------
                                                Six Months Ended
                                              -------------------
                                               June 30,  June 30,
(in millions)                                     1997       1996
------------------------------------------------------------------
Cash Flows from Operating Activities:
  Interest and dividends received               $246.1     $233.1
  Interest paid                                 (133.3)    (121.4)
  Income taxes paid                              (26.0)      (7.8)
  Purchases of trading account securities        (50.3)     (10.8)
  Proceeds from sales of trading account
  securities                                      53.1        3.6
  Other operating cash flows, net                (14.3)     (24.7)
------------------------------------------------------------------
     Net cash provided by operating activities    75.3       72.0
------------------------------------------------------------------
Cash Flows from Investing Activities:
  Proceeds from sales of available for
  sale securities
     Debt securities                             209.8      269.0
     Equity securities                           405.4      234.9
  Purchases of available for sale securities    (651.8)    (711.5)
  Purchases of held to maturity securities       (11.2)     (27.4)
  Proceeds from principal repayments
  of available for sale securities                48.0       57.1
  Proceeds from principal repayments of
  held to maturity securities                     53.8       65.8
  Loan originations, net of principal
  collections                                   (866.6)    (795.9)
  Proceeds from sales of loans                   268.1      290.3
  Proceeds from sales of securitized
  credit card receivables                        500.0          -
  Other investing cash flows, net               (112.1)     (25.1)
------------------------------------------------------------------
     Net cash used in investing activities      (156.6)    (642.8)
------------------------------------------------------------------
Cash Flows from Financing Activities:
  Net increase in deposits                       346.3      222.7
  Proceeds from Federal Home Loan Bank
  advances                                     1,079.2      794.6
  Payments on Federal Home Loan
  Bank advances                               (1,159.5)    (636.9)
  Net (decrease) increase in other
  borrowings                                    (113.4)     159.6
  Cash dividends paid on common and
  preferred stock                                 (8.2)      (6.4)
  Other financing cash flows, net                  2.1        9.3
------------------------------------------------------------------
     Net cash provided by financing activities   146.5      542.9
------------------------------------------------------------------
Net increase (decrease) in cash and cash
equivalents                                       65.2      (27.9)
Cash and cash equivalents at beginning
of period                                        330.1      394.0
------------------------------------------------------------------
Cash and cash equivalents at end of period      $395.3     $366.1
                                                ==================

Supplemental Disclosure of Non-Cash
Investing Activities:
Real estate properties acquired by foreclosure    $4.8       $9.4
                                                ==================

See accompanying notes to consolidated financial statements.

People's Bank and Subsidiaries


Notes to Consolidated Financial Statements

(Unaudited)

NOTE 1. GENERAL
In the opinion of management, the accompanying unaudited consolidated financial statements of People's Bank and its consolidated subsidiaries ("People's") have been prepared to reflect all adjustments (consisting of normal recurring accruals) necessary to present fairly the financial position and results of operations as of the dates and for the periods shown. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, income and expenses. Material estimates that are particularly susceptible to significant near-term change include the allowance for loan losses and the valuation allowance for deferred tax assets.

Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with generally accepted accounting principles have been omitted or condensed. These statements should be read in conjunction with People's 1996 Annual Report to Stockholders. The results of operations for the quarter and six months ended June 30, 1997 are not necessarily indicative of the results of operations which may be expected for the entire year. Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

In April 1997, stockholders approved an increase in authorized shares to 100 million, and People's declared a three-for-two stock split. The split resulted in the issuance of 20.3 million additional common shares. The total par value for these shares was retroactively transferred to common stock from additional paid-in capital. In addition, all share and per share data presented have been restated to reflect the stock split which was completed in May 1997.

NOTE 2. SECURITIES
------------------------------------------------------------------------------
                                        June 30, 1997       December 31, 1996
                                    --------------------   -------------------
                                               Estimated             Estimated
                                    Carrying        Fair   Carrying       Fair
(in millions)                          Value       Value      Value      Value
------------------------------------------------------------------------------
Trading account securities            $    -      $    -     $  2.8      $2.8
------------------------------------------------------------------------------
Securities held to maturity:
    Collateralized mortgage
    obligations                        336.8       330.9      385.2     379.4
    State and municipal                 72.1        72.6       62.9      63.5
    Corporate and other                 19.0        18.7       24.0      23.6
------------------------------------------------------------------------------
         Total securities held to
         maturity                      427.9       422.2      472.1     466.5
------------------------------------------------------------------------------
Securities available for sale:
  Debt securities:
    United States Treasury and
    agency                             331.9       327.3      359.4     354.9
    Collateralized mortgage
    obligations                        122.8       121.0      126.8     125.2
    State and municipal                 10.2        10.2       14.2      14.2
    Corporate and other                191.4       189.9      249.1     248.2
------------------------------------------------------------------------------
         Total debt securities         656.3       648.4      749.5     742.5
------------------------------------------------------------------------------
  Equity securities:
    Money market preferred stocks      264.3       264.3      231.4     231.4
    Common stocks                      193.7       234.2      160.4     180.5
    Federal Home Loan Bank stock        45.5        45.5       41.9      41.9
    Other                               61.8        62.2       31.2      31.3
------------------------------------------------------------------------------
         Total equity securities       565.3       606.2      464.9     485.1
------------------------------------------------------------------------------
          Total securities
          available for sale         1,221.6     1,254.6    1,214.4   1,227.6
  Net unrealized gain on
  securities available for sale         33.0           -       13.2         -
------------------------------------------------------------------------------
         Total securities
         available for sale          1,254.6     1,254.6    1,227.6   1,227.6
------------------------------------------------------------------------------
         Total securities           $1,682.5    $1,676.8   $1,702.5  $1,696.9
                                    ==========================================

People's Bank and Subsidiaries


At June 30, 1997, the net unrealized gain on the available for sale portfolio, which is reflected in stockholders' equity, totaled $19.2 million ($33.0 million pre-tax), compared with $7.6 million ($13.2 million pre-tax) at December 31, 1996. Deferred losses on futures and option contracts utilized to hedge portions of the available for sale portfolio, which are also reflected in stockholders' equity, amounted to $4.5 million ($7.0 million pre-tax) at June 30, 1997 and $2.9 million ($5.0 million pre-tax) at December 31, 1996.

NOTE 3. LOANS
--------------------------------------------------------------------
                                                 June 30,   Dec. 31,
(in millions)                                        1997       1996
--------------------------------------------------------------------
Residential mortgage:
  Adjustable rate                               $1,938.0   $1,964.2
  Fixed rate                                       277.5      278.3
--------------------------------------------------------------------
       Total residential mortgage                2,215.5    2,242.5
--------------------------------------------------------------------
Commercial mortgage:
  Office buildings                                 212.2      220.3
  Retail stores and shopping centers               178.9      150.9
  Industrial and warehouses                        121.1      116.3
  Apartment buildings                              110.2      110.6
  Retail/office                                     72.6       67.2
  Other                                            161.3      153.8
--------------------------------------------------------------------
       Total commercial mortgage                   856.3      819.1
--------------------------------------------------------------------
Commercial:
  Service businesses                               217.5      200.1
  Manufacturing                                    150.8      140.9
  Finance, insurance and real estate                79.3       82.5
  Wholesale distribution                            63.8       63.6
  Retail sales                                      31.0       33.2
  Other                                             80.3       70.9
--------------------------------------------------------------------
       Total commercial                            622.7      591.2
--------------------------------------------------------------------
Credit card                                      1,409.6    1,386.6
Other consumer                                     256.3      237.6
--------------------------------------------------------------------
       Total loans                              $5,360.4   $5,277.0
                                                --------------------

NOTE 4. ADOPTION OF STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 125 People's prospectively adopted Statement of Financial Accounting
Standards ("SFAS") No. 125, "Accounting for Transfers and
Servicing of Financial Assets and Extinguishments of
Liabilities," on January 1, 1997. Such adoption resulted in the earlier recognition of certain components of credit card securitization income, compared to previous practice. For the three and six months ended June 30, 1997, the adoption of SFAS
No. 125 increased credit card securitization income by $2.7
million and $5.7 million, respectively, and net income by $1.7 million and $3.6 million, respectively. See "Impact of Credit
Card Securitizations" on page 18.

NOTE 5.  ACCOUNTING STANDARDS NOT YET ADOPTED
In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings Per Share," which requires presentation of both basic earnings per share ("EPS") and diluted EPS by all entities with complex capital structures. Basic EPS, which replaces primary EPS, excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock (such as stock options) were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. As required, People's will adopt SFAS No. 128 in the quarter ending December 31, 1997 and will restate all prior period EPS data to conform to the new accounting standard at that time.

People's Bank and Subsidiaries


In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for the reporting and display of comprehensive income (and its components) in financial statements. The standard does not, however, specify when to recognize or how to measure items that make up comprehensive income. Comprehensive income represents net income and certain amounts reported directly in equity, such as the net unrealized gain or loss on available for sale securities and foreign currency translation adjustments. While SFAS No. 130 does not require a specific reporting format, it does require that an enterprise display an amount representing total comprehensive income for the period. SFAS No. 130 is effective for both interim and annual periods beginning after December 15, 1997.

In June 1997, the FASB also issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." Among other things, SFAS No. 131 requires public companies to report
(1) certain financial and descriptive information about its reportable operating segments (as defined) and (2) certain enterprise-wide financial information about products and services, geographic areas and major customers. The required segment financial disclosures include a measure of profit or loss, certain specific revenue and expense items, and total assets. SFAS No. 131 is effective for periods beginning after December 15, 1997.

Management does not anticipate that the adoption of these standards will have a material impact on People's consolidated financial statements.

NOTE 6. COMMITMENTS AND CONTINGENCIES

In the normal course of business, People's has various outstanding commitments and contingent liabilities that have not been reflected in the consolidated financial statements. In addition, in the normal course of business, there are various outstanding legal proceedings. Management has discussed the nature of these legal proceedings with legal counsel. In the opinion of management, People's financial position will not be affected materially as a result of the outcome of such commitments, contingent liabilities and legal proceedings.

People's Bank and Subsidiaries


Item 2 - Management's Discussion and Analysis

Selected Consolidated Financial Data

-----------------------------------------------------------------------------
                                         Quarters Ended       Six Months Ended
                                     ----------------------  ----------------
                                         June   Mar.   June      June    June
(dollars in millions,                     30,    31,    30,       30,     30,
except per share data)                   1997   1997   1996      1997    1996
------------------------------------------------------------------------------
Operating Data:
  Net income                            $21.9  $22.0  $18.2     $43.9   $39.0
  Net interest income                    60.8   65.7   59.1     126.5   117.0
  Provision for loan losses               7.3   10.8   12.3      18.1    21.0
  Operating income                      112.6  114.0   98.7     226.6   194.2
  Fee-based revenues                     43.1   42.5   34.8      85.6    70.2
  Non-interest expense                   77.5   71.6   61.1     149.1   122.0

------------------------------------------------------------------------------
Selected Statistical Data:
  Net interest margin - managed
  portfolio (1), (2)                     4.11%  4.24%  4.19%     4.18%   4.18%
  Net interest margin - owned
  portfolio (1)                          3.57   3.78   3.74      3.68    3.73
  Interest rate spread - managed
  portfolio (1), (2)                     3.55   3.68   3.67      3.61    3.66
  Interest rate spread - owned
  portfolio(1)                           2.94   3.15   3.17      3.04    3.15
  Return on average assets (1)           1.13   1.14   1.02      1.14    1.12
  Return on average stockholders'
  equity (1)                             13.5   14.0   12.8      13.8    13.8
  Average stockholders' equity to
  average assets                         8.39   8.14   8.01      8.27    8.08
  Net loan charge-offs to average
  loans (1)                              0.56   0.95   1.05      0.76    0.92
  Non-interest expense to average
  assets (1)                             4.01   3.71   3.43      3.86    3.49
  Efficiency ratio - managed portfolio   56.4   53.7   52.5      55.1    53.6
  Efficiency ratio - owned portfolio     68.3   62.3   60.6      65.2    61.7
  Net loan charge-offs                   $7.3  $12.7  $12.3     $20.0   $21.0

------------------------------------------------------------------------------
Per Share Data (3):
  Net income per common share:
    Primary                             $0.36  $0.36  $0.30     $0.71   $0.65
    Fully diluted                        0.36   0.36   0.30      0.71    0.64
  Common stock dividends paid            0.16   0.15   0.13      0.31    0.25
  Common book value                     10.93  10.39   9.61     10.93    9.61
  Common stock price:
    High                                28.38  24.33  15.33     28.38   15.33
    Low                                 18.92  18.92  13.08     18.92   12.33
    Close                               25.88  21.67  14.83     25.88   14.83
  Total dividend payout ratio (4)       19.8%  17.3%  18.8%     18.6%   16.5%

------------------------------------------------------------------------------
                                         June   Mar.   Dec.      June
                                           30,    31,    31,       30,
                                         1997   1997   1996      1996
------------------------------------------------------------------------------
Financial Condition Data:
  Total assets - managed
  portfolio (2)                        $9,522 $9,321 $8,979    $8,541
  Total assets - owned portfolio        7,870  7,538  7,645     7,441
  Loans, net - managed portfolio (2)    6,927  6,796  6,523     5,956
  Loans, net - owned portfolio          5,275  5,013  5,189     4,456
  Securities, net                       1,683  1,704  1,703     1,797
  Deposits                              5,591  5,415  5,245     5,059
  Borrowings                            1,501  1,389  1,695     1,710
  Stockholders' equity                    668    634    618       580
  Non-performing assets                    71     68    101       102
  Non-performing assets to total
  assets                                0.90%  0.91%  1.32%     1.37%
  Ratio of allowance for loan
  losses to total loans                 1.60%  l.68%  1.66%     1.66%
  Stockholders' equity to total assets    8.5    8.4    8.1       7.8
  Tier 1 leverage capital ratio           8.5    8.2    7.9       7.6
  Tier 1 risk-based capital ratio        10.2   10.6   10.0      10.2
  Total risk-based capital ratio         13.8   14.3   13.9      11.5
------------------------------------------------------------------------------
(1)  Annualized.
(2) Managed portfolio represents the owned portfolio plus off-balance-sheet credit card receivables.
(3)  Restated to reflect the 3-for-2 stock split completed in May
     1997. See Note 1 to the consolidated financial statements.
(4) Reflects the waiver of common stock dividends on substantially all of the shares owned by People's Mutual
     Holdings, and includes cash dividends paid on noncumulative convertible preferred stock through September 1996.

People's Bank and Subsidiaries


Executive Summary

Key Performance Indicators for Second Quarter 1997
Compared With Second Quarter 1996

Results of Operations

 -    20% growth in net income.
 - Managed net interest margin down slightly at 4.11%, compared to 4.19% for the second quarter of 1996, mainly due to a lower credit card yield resulting from growth in credit card receivables earning introductory rates and a higher proportion of convenience users.
 - Increases in credit card securitization income, credit card fees, service charges on deposit accounts, net brokerage commissions, and trust fees contributed to a 24% increase in fee-based revenues.
 - Managed efficiency ratio increased to 56.4% from 52.5% a year ago, reflecting increases in expenses related to the U.S. and U.K. credit card businesses and the Stop & Shop initiative, as well as higher accruals associated with the incentive-based compensation tied to People's stock performance.
 - Net security gains of $9 million were realized on sales in the second quarter of 1997, compared to $4.3 million during the second quarter of 1996.
 - Increase of $2.7 million in pre-tax income ($1.7 million after-tax) due to a change in the method of accounting for credit card securitizations in accordance with SFAS No. 125, which was adopted in the first quarter of 1997.
 - Effective tax rate equaled 34.0% for the current quarter compared to 36.8% for the first quarter of 1997, primarily due to Connecticut tax legislation that changed the methodology used for taxing companies with national credit card businesses.


Financial Condition

 - Managed assets grew $981 million, or 11%; on-balance-sheet (owned) assets grew $429 million, or 6%.
 - 33% growth in the managed credit card portfolio, which surpassed $3 billion in receivables.
 - U.K. receivables exceeded $100 million, compared to $8.6 million at June 30, 1996.
 - Other lending businesses such as commercial mortgage, commercial lending, and consumer lending generated over $200 million of loan growth.
 - 33 Super Stop & Shop branches were open as of June 30, 1997, an increase of 23 since last year, averaging over $200 thousand in new deposits per week per store.
 - Non-interest-bearing deposits exceeded $1 billion, representing 16% year-over-year growth; total deposits grew $500 million, or 11%.
 - Non-performing assets declined 31%, primarily due to the resolution of a $20 million commercial mortgage loan in the first quarter of 1997.
 - As a percentage of average managed credit card receivables, annualized net charge-offs declined 11 basis points to 4.06%; managed credit card delinquencies declined 29 basis points to 3.26%.
 - Three-for-two stock split completed in May 1997, resulting in the issuance of 20.3 million additional common shares; authorized common shares increased to $100 million.
 -    15% growth in stockholders' equity.

People's Bank and Subsidiaries


Net Interest Income

Throughout this discussion, reference is made to People's net interest income, interest rate spread and net interest margin in terms of the "owned portfolio" and the "managed portfolio." The owned portfolio encompasses on-balance-sheet earning assets and interest-bearing liabilities. These amounts are combined with off-balance-sheet securitized and sold credit card receivables and the related securities issued to determine "managed portfolio" performance.

Net interest income and margin are affected by many factors, including average balances; securitizations and sales of credit card receivables; sales of loans and securities; interest rate fluctuations; product pricing; the relative mix and maturity of earning assets and interest-bearing liabilities; non-interest-bearing sources of funds; and asset quality.

Managed Portfolio
The increase in FTE net interest income for the managed portfolio, compared to the second quarter of 1996, primarily reflects growth of $808 million in average managed credit card receivables and $286 million in People's other loan categories. Partially offsetting these increases was a 72 basis point decline in the yield on average managed credit card receivables, reflecting growth in balances earning introductory rates and a higher proportion of convenience users. The loan growth was funded with increased average non-interest bearing sources of funds (stockholders' equity and non-interest bearing deposits totaling $204 million), average interest-bearing deposits ($384 million) and a higher volume of credit card securitizations ($564 million).

Compared to the first quarter of 1997, managed net interest income was essentially flat, reflecting growth of $165 million in average managed credit card receivables and $151 million in People's other earning assets. Partially offsetting these increases was a 26 basis point decline in the yield on average managed credit card receivables, reflecting the above-mentioned factors, and a higher volume of credit card securitizations ($379 million).

For the first half of 1997 compared to same period in 1996, the increase in FTE net interest income for the managed portfolio primarily reflects growth of $841 million in average managed credit card receivables and $244 million in People's other loan categories. Partially offsetting these increases was a 77 basis point decline in the yield on average managed credit card receivables, reflecting the above-mentioned factors. The loan growth was funded with increased average non-interest bearing sources of funds (stockholders' equity and non-interest bearing deposits totaling $200 million), average interest-bearing deposits ($368 million) and a higher volume of credit card securitizations ($365 million).

Owned Portfolio
In analyzing the owned portfolio, the only difference from the above discussion is the exclusion of the securitized credit card receivables and the related securities issued to investors. As such, the yield on the owned credit card portfolio reflects a higher proportion of balances earning introductory rates and the timing of credit card securitizations. Results presented include the effect of securitizing and selling $500 million and $400 million in credit card receivables in the first quarter of 1997 and the second quarter of 1996, respectively.

People's Bank and Subsidiaries


Changes in Net Interest Income - FTE Basis
----------------------------------------------------------------------------
                                             Second       Second        Six
                                            Quarter      Quarter     Months
                                               1997         1997       1997
                                           Compared     Compared   Compared
                                           to First    to Second     to Six
                                            Quarter      Quarter     Months
(in millions)                                  1997         1996       1996
----------------------------------------------------------------------------
On-Balance-Sheet Owned Portfolio
Increase in the volume of average
short-term investments                         $0.5         $1.0       $1.4
Increase (decrease) in the volume of
average securities                             $0.8        ($1.0)     ($2.3)
Increase in the volume of average:
    Residential mortgage loans                  0.3          1.7        3.4
    Commercial mortgage loans                   0.2          1.7        3.3
    Commercial loans                            0.6          1.5        2.8
    Other consumer loans                        0.2          1.2        0.8
(Decrease) increase in the volume
of average credit cards                        (4.1)         4.8       18.9
Increase in the volume of average
interest-bearing deposits                      (1.7)        (4.8)      (9.3)
Decrease (increase) in the volume
of average borrowings                           3.4         (0.3)      (5.2)
Decrease in rates earned on average
earning assets                                 (2.8)        (3.5)      (4.2)
(Increase) decrease in rates paid
on average interest-bearing liabilities        (1.7)        (0.3)       1.4
----------------------------------------------------------------------------
     Change in net interest income            ($4.3)        $2.0      $11.0
                                              ==============================
Off-Balance-Sheet Securitizations
Increase in securitized credit
card receivables                              $11.2        $17.7      $23.5
Increase in related securities issued          (6.4)        (9.8)     (12.5)
----------------------------------------------------------------------------
     Change in net interest income             $4.8         $7.9      $11.0
                                              ==============================
Total Managed Portfolio
Increase in earning assets                     $7.1        $25.3      $47.7
Increase in interest-bearing liabilities       (6.6)       (15.4)     (25.7)
----------------------------------------------------------------------------
     Change in net interest income             $0.5         $9.9      $22.0
                                              ==============================

People's Bank and Subsidiaries



Average Balance, Interest and Yield/Rate Analysis

-------------------------------------------------------------------------------------------------------------------------------
                                      June 30, 1997                       March 31, 1997                   June 30, 1996
                              ------------------------------     ----------------------------      ----------------------------
Quarters Ended                 Average               Yield/      Average               Yield/      Average               Yield/
(dollars in millions) (1)      Balance    Interest     Rate      Balance   Interest      Rate      Balance   Interest      Rate
-------------------------------------------------------------------------------------------------------------------------------
On-Balance-Sheet
Earning assets: (2)
  Short-term
  investments                   $156.3       $2.3      5.84%      $124.4       $1.7      5.56%       $84.7       $1.2      5.70%
  Securities                   1,731.2       24.8      5.72      1,674.7       23.5      5.62      1,804.4       25.6      5.68
  Loans:
    Residential
    mortgage                   2,275.1       42.8      7.53      2,255.9       42.5      7.54      2,184.8       40.0      7.32
    Commercial mortgage          832.9       18.8      8.99        822.9       18.1      8.84        758.4       16.6      8.74
    Commercial                   609.0       14.9      9.84        585.3       13.5      9.20        546.5       12.8      9.41
    Credit card                1,257.3       21.7      6.89      1,471.3       30.5      8.28      1,013.7       22.8      9.00
    Other consumer               249.2        5.4      8.59        239.3        5.0      8.41        190.6        4.1      8.63
-------------------------------------------------------------------------------------------------------------------------------
      Total loans              5,223.5      103.6      7.93      5,374.7      109.6      8.16      4,694.0       96.3      8.21
-------------------------------------------------------------------------------------------------------------------------------
      Total earning
      assets                   7,111.0     $130.7      7.35%     7,173.8     $134.8      7.52%     6,583.1     $123.1      7.48%
                                           ================                  ================                  =================
Other assets                     619.9                             536.3                             545.4
--------------------------------------                          --------                          --------
      Total assets            $7,730.9                          $7,710.1                          $7,128.5
                              ========                          ========                          ========
Interest-bearing
liabilities:
  Deposits:
    Savings, NOW
    and money market          $2,198.7      $13.3      2.42%    $2,133.1      $12.8      2.40%    $2,177.6      $14.6      2.70%
    Time                       2,394.7       30.8      5.15      2,295.8       29.1      5.08      2,031.6       26.0      5.12
-------------------------------------------------------------------------------------------------------------------------------
      Total deposits           4,593.4       44.1      3.84      4,428.9       41.9      3.79      4,209.2       40.6      3.86
-------------------------------------------------------------------------------------------------------------------------------
  Borrowings:
    Federal Home
    Loan Bank advances           840.1       12.3      5.86        765.6       10.7      5.60        663.6        9.3      5.62
    Repurchase agreements        336.2        5.7      6.71        450.2        7.0      6.23        467.1        6.8      5.78
    Federal funds purchased      162.9        2.3      5.59        346.3        4.7      5.43        371.6        4.9      5.29
    Subordinated notes           148.1        2.8      7.43        148.0        2.7      7.43          -           -         -
-------------------------------------------------------------------------------------------------------------------------------
      Total borrowings         1,487.3       23.1      6.18      1,710.1       25.1      5.89      1,502.3       21.0      5.59
-------------------------------------------------------------------------------------------------------------------------------
      Total interest-
      bearing liabilities      6,080.7      $67.2      4.41%     6,139.0      $67.0      4.37%     5,711.5      $61.6      4.31%
                                           ================                  ================                  =================
Non-interest-bearing
deposits                         889.6                             844.2                             762.8
Other liabilities                112.3                              99.7                              83.1
--------------------------------------                          --------                          --------
      Total liabilities        7,082.6                           7,082.9                           6,557.4
Stockholders' equity             648.3                             627.2                             571.1
--------------------------------------                          --------                          --------
      Total liabilities
      and stockholders'
      equity                  $7,730.9                          $7,710.1                          $7,128.5
                              ========                          ========                          ========
Excess of earning
assets over interest-
bearing liabilities           $1,030.3                          $1,034.8                            $871.6
                              ========                          ========                          ========
Net interest income                         $63.5                             $67.8                             $61.5
                                           ======                            ======                            ======
Interest rate spread                                   2.94%                             3.15%                             3.17%
Net interest margin                                    3.57%                             3.78%                             3.74%

Off-Balance-Sheet
Securitized credit
card receivables              $1,715.9      $53.9     12.56%    $1,336.5      $42.7     12.77%    $1,151.6      $36.2     12.59%
Related securities
issued                         1,715.9       26.6      6.20      1,336.5       20.2      6.03      1,151.6       16.8      5.83
-------------------------------------------------------------------------------------------------------------------------------
Net interest income (3)                     $27.3                             $22.5                             $19.4
                                           ======                            ======                            ======
Managed Net Interest
Margin Analysis
Earning assets                $8,826.9     $184.6      8.36%    $8,510.3     $177.5      8.35%    $7,734.7     $159.3      8.24%
Interest-bearing
liabilities                    7,796.6       93.8      4.81      7,475.5       87.2      4.67      6,863.1       78.4      4.57
-------------------------------------------------------------------------------------------------------------------------------
Excess of earning
assets over interest-
bearing liabilities           $1,030.3                          $1,034.8                            $871.6
                              ========                          ========                          ========
Net interest income                         $90.8                             $90.3                             $80.9
                                           ======                            ======                            ======
Interest rate spread                                   3.55%                             3.68%                             3.67%
Net interest margin                                    4.11%                             4.24%                             4.19%


(1)  Average yields earned and rates paid are annualized.

(2) The FTE adjustment for the second quarter of 1997, the first quarter of 1997 and the second quarter of 1996 was $2.7 million, $2.1 million and $2.4 million, respectively.

(3) Net interest income associated with the off-balance-sheet portfolio is included in "credit card securitization income".


People's Bank and Subsidiaries


Average Balance, Interest and Yield/Rate Analysis

---------------------------------------------------------------------------------------------
                                      June 30, 1997                       March 31, 1997
                              ------------------------------     ----------------------------
Six Months Ended               Average               Yield/      Average               Yield/
(dollars in millions) (1)      Balance    Interest     Rate      Balance   Interest      Rate
---------------------------------------------------------------------------------------------
On-Balance-Sheet
Earning assets: (2)
  Short-term investments        $140.6        $4.0     5.71%       $92.1       $2.6     5.66%
  Securities                   1,703.1        48.3     5.67      1,783.5       50.1     5.62
  Loans:
    Residential mortgage       2,265.6        85.3     7.54      2,174.5       80.2     7.38
    Commercial mortgage          828.0        36.9     8.92        754.0       33.0     8.76
    Commercial                   597.2        28.4     9.52        538.4       25.2     9.37
    Credit card                1,364.2        52.2     7.64        888.2       40.3     9.07
    Other consumer               244.2        10.4     8.50        224.1        9.9     8.78
---------------------------------------------------------------------------------------------
     Total loans               5,299.2       213.2     8.05      4,579.2      188.6     8.24
---------------------------------------------------------------------------------------------
     Total earning assets      7,142.9      $265.5     7.43%     6,454.8     $241.3     7.48%
                                            ===============                   ==============
Other assets                     577.6                             535.4
--------------------------------------                          --------
     Total assets             $7,720.5                          $6,990.2
                              ========                          ========
Interest-bearing
liabilities:
  Deposits:
    Savings, NOW and
    money market              $2,166.1       $26.1     2.41%    $2,159.1      $28.8     2.68%
    Time                       2,345.5        59.9     5.11      1,984.8       51.1     5.15
---------------------------------------------------------------------------------------------
      Total deposits           4,511.6        86.0     3.81      4,143.9       79.9     3.86
---------------------------------------------------------------------------------------------
   Borrowings:
    Federal Home Loan
    Bank advances                803.0        23.0     5.73        599.3       17.4     5.81
    Repurchase agreements        392.9        12.7     6.44        537.9       15.5     5.76
    Federal funds
    purchased                    254.1         7.0     5.50        312.6        8.2     5.26
    Subordinated notes           148.1         5.5     7.43            -          -        -
---------------------------------------------------------------------------------------------
      Total borrowings         1,598.1        48.2     6.03      1,449.8       41.1     5.67
---------------------------------------------------------------------------------------------
      Total interest-
      bearing liabilities      6,109.7      $134.2     4.39%     5,593.7     $121.0     4.33%
                                            ===============                   ==============
Non-interest-bearing
deposits                         867.0                             740.7
Other liabilities                105.5                              91.0
--------------------------------------                           -------
      Total liabilities        7,082.2                           6,425.4
Stockholders' equity             638.3                             564.8
--------------------------------------                           -------
      Total liabilities
      and stockholders'
      equity                  $7,720.5                          $6,990.2
                              ========                          ========
Excess of earning assets
over interest-bearing
liabilities                   $1,033.2                            $861.1
                              ========                          ========
Net interest income                         $131.3                           $120.3
                                          ========                         ========
Interest rate spread                                   3.04%                            3.15%
Net interest margin                                    3.68%                            3.73%

Off-Balance-Sheet
Securitized credit card
receivables                   $1,527.3       $96.6    12.64%    $1,162.7      $73.1    12.58%
Related securities issued      1,527.3        46.8     6.12      1,162.7       34.3     5.90
---------------------------------------------------------------------------------------------
Net interest income (3)                      $49.8                            $38.8
                                          ========                         ========
Managed Net Interest
Margin Analysis
Earning assets                $8,670.2      $362.1     8.35%    $7,617.5     $314.4     8.26%
Interest-bearing
liabilities                    7,637.0       181.0     4.74      6,756.4      155.3     4.60
---------------------------------------------------------------------------------------------
Excess of earning assets
over interest-bearing
liabilities                   $1,033.2                            $861.1
                              ========                          ========
Net interest income                         $181.1                           $159.1
                                          ========                         ========
Interest rate spread                                   3.61%                            3.66%
Net interest margin                                    4.18%                            4.18%



(1)  Average yields earned and rates paid are annualized.

(2) The FTE adjustment for the six months ended June 1997 and June 1996 was $4.8 million and $3.3 million, respectively.

(3) Net interest income associated with the off-balance-sheet portfolio is included in "credit card securitization income."

People's Bank and Subsidiaries


Non-Interest Income
-----------------------------------------------------------------------------------
                                             Quarters Ended       Six Months Ended
                                       --------------------------------------------
                                            June   March    June      June    June
                                             30,     31,     30,       30,     30,
(in millions)                               1997    1997    1996      1997    1996
-----------------------------------------------------------------------------------
Fee-based revenues:
  Credit card securitization income        $19.6   $18.6   $13.9     $38.2   $30.4
  Credit card fees                           8.4     9.4     7.5      17.8    13.8
-----------------------------------------------------------------------------------
      Total credit card fee-based revenues  28.0    28.0    21.4      56.0    44.2
  Service charges on deposit accounts        7.9     7.4     6.7      15.3    13.0
  Residential mortgage loan servicing fees   1.6     1.5     1.6       3.1     3.1
  Net brokerage commissions                  2.3     2.4     2.0       4.7     3.8
  Other fee-based revenues:
    Other banking service charges and fees   1.4     1.4     1.2       2.8     2.5
    Other loan fees                          1.1     0.9     1.1       2.0     2.1
    Trust fees                               0.8     0.9     0.8       1.7     1.5
-----------------------------------------------------------------------------------
      Total other fee-based revenues         3.3     3.2     3.1       6.5     6.1
-----------------------------------------------------------------------------------
      Total fee-based revenues              43.1    42.5    34.8      85.6    70.2
-----------------------------------------------------------------------------------
Net security gains (losses):
  Trading account securities                (0.1)   (0.6)      -      (0.7)   (0.1)
  Debt securities available for sale         0.7     0.6     0.3       1.3     1.0
  Equity securities available for sale       8.4     5.5     4.0      13.9     6.5
-----------------------------------------------------------------------------------
       Total net security gains              9.0     5.5     4.3      14.5     7.4
-----------------------------------------------------------------------------------
Net gains on sales of residential
mortgage loans available for sale            4.8     2.4     0.8       7.2     1.8
Net gain on sale of other consumer loans       -       -       -         -     6.0
Loss on real estate investments             (0.9)   (0.2)   (0.5)     (1.1)   (1.1)
Other income                                 1.2     1.3     1.6       2.5     1.9
-----------------------------------------------------------------------------------
     Total non-interest income             $57.2   $51.5   $41.0    $108.7   $86.2
                                           ========================================

Fee-based revenues increased $8.3 million in the second quarter of 1997 compared to the second quarter of 1996, and increased $15.4 million in the first six months of 1997 compared to the first half of 1996. The highest increases were evident in credit card-related fees and service charges on deposit accounts. These increases reflect growth in the managed credit card portfolio and deposit liabilities. Net brokerage commissions increased as a result of higher trading volume for People's Securities, Inc. The managed credit card portfolio grew 33% since June 30, 1996, while non-interest-bearing deposits grew 16%. Also contributing to the increase in credit card fee-based revenues was the prospective adoption of SFAS No. 125 as of January 1, 1997 as discussed in
Note 4 to the consolidated financial statements on page 6. The adoption of this new accounting standard increased credit card securitization income by $2.7 million and $5.7 million for the second quarter and first six months of 1997, respectively.

Net gains on sales of securities increased $3.5 million and $4.7 million compared to the first quarter of 1997 and the second quarter of 1996, respectively. For the first half of 1997, net gains increased $7.1 million compared to the 1996 period. Unrealized gains in the common stock portfolio totaled $40.5 million at June 30, 1997, compared to $16.7 million as of March 31, 1997 and $17.3 million as of June 30, 1996. The increase in realized and unrealized gains is reflective of the strong financial markets.

Net gains on sales of residential mortgage loans increased $2.4 million and $4.0 million compared to the first quarter of 1997 and the second quarter of 1996, respectively, and increased $5.4 million in the first six months of 1997 compared to the 1996 period. Contributing to the increase was a $4 million gain on the sale of $115 million of adjustable rate mortgage loans in the second quarter of 1997.

In February 1996, People's sold approximately $119 million in home equity credit line balances on a non-recourse basis and retained the related servicing rights. This transaction, which was undertaken in part due to the premium such assets commanded in the marketplace, resulted in a net gain of $6.0 million.

People's Bank and Subsidiaries


Non-Interest Expense

-----------------------------------------------------------------------------------
                                             Quarters Ended       Six Months Ended
                                       --------------------------------------------
                                            June   March    June      June    June
                                             30,     31,     30,       30,     30,
(in millions)                               1997    1997    1996      1997    1996
-----------------------------------------------------------------------------------
Compensation and benefits                  $34.3   $34.1   $30.3     $68.4   $60.3
Occupancy and equipment                     12.4    11.7    10.1      24.1    19.9
Professional and outside service fees        9.7     7.5     5.5      17.2    11.6
Advertising and promotion                    9.6     8.8     5.5      18.4    10.4
Loss on real estate acquired in
settlement of loans ("REO")                  0.6     0.6     1.3       1.2     2.2
Other non-interest expense:
  Printing, postage, stationery and supplies 3.4     3.3     3.6       6.7     6.4
  Telephone                                  1.7     1.3     1.3       3.0     2.4
  Other expense                              5.8     4.3     3.5      10.1     8.8
-----------------------------------------------------------------------------------
       Total other non-interest expense     10.9     8.9     8.4      19.8    17.6
-----------------------------------------------------------------------------------
       Total non-interest expense          $77.5   $71.6   $61.1    $149.1  $122.0
                                           ========================================

Average number of full-time equivalent
employees                                  2,823   2,813   2,585     2,817   2,561


Efficiency ratio - managed portfolio,
annualized                                 56.4%   53.7%   52.5%     55.1%   53.6%
Efficiency ratio - owned portfolio,
annualized                                 68.3%   62.3%   60.6%     65.2%   61.7%
                                           ========================================

Non-interest expense for the second quarter increased $16.4 million compared to the second quarter of 1996. For the first six months of 1997, non-interest expense increased $27.1 million compared to the first half of 1996. The growth in expenses primarily consists of compensation and benefits, marketing, and credit card processing costs, which reflect continued expansion of business initiatives such as the U.S. and U.K. credit card businesses (representing second quarter increases of $7.0 million and $1.5 million, respectively) and the Super Stop & Shop initiative (representing a second quarter increase of $5.0 million). Incentive-based compensation tied to People's Bank stock performance contributed $1.0 million to the overall increase in compensation and benefits. Given the consolidation environment in the Connecticut banking market, People's has maintained an active marketing campaign further increasing advertising and promotion costs. These increases have put pressure on the managed efficiency ratio which equaled 56.4% and 55.1% for the second quarter and first six months of 1997 compared to 52.5% and 53.6% for the respective 1996 periods.

Income Taxes

The effective tax rates were 34.0% and 35.4% for the second quarter and first six months of 1997, compared with 31.8% and 35.2% for the respective 1996 periods. The effective tax rates for 1997 reflect changes in Connecticut tax legislation that changed the methodology for taxing companies with national credit card businesses. This legislation was enacted in the second quarter of 1997, retroactive to January 1, 1997. Income tax expense for the second quarter of 1997 was reduced by $1.5 million as a result of the new methodology.

People's Bank and Subsidiaries


FINANCIAL CONDITION

General

Total managed assets increased $543.0 million to $9.52 billion at June 30, 1997 from $8.98 billion at December 31, 1996. An increase of $341.0 million is attributable to the growth in managed credit card receivables. Total owned assets increased $225.0 million to $7.87 billion at June 30, 1997 from $7.65 billion at December 31, 1996. Loan growth totaling $87.4 million was experienced in the commercial mortgage, commercial loan, and other consumer loan portfolios. On a year-over-year basis, managed assets grew by $980.4 million led by managed credit card ($763.5 million), commercial mortgage ($97.1 million), commercial lending ($66.6 million) and other consumer loans ($59.0 million).

People's liabilities increased $175.3 million to $7.20 billion at June 30, 1997 from $7.03 billion at December 31, 1996. The $346.3 million increase in deposits was partially offset by a decrease in borrowings of $193.7 million. The largest increase in deposits was evident in the time deposit category, reflecting growth of $205.4 million. Non-interest-bearing deposits increased $78.0 million, while savings, NOW, and money market deposits increased $62.9 million. The decrease in borrowings is primarily due to reductions in repurchase agreements and Federal Home Loan Bank ("FHLB") of Boston advances. Borrowings were reduced using the proceeds from the credit card securitization and sale completed at the end of the first quarter.

At June 30, 1997, People's stockholders' equity totaled $667.5 million, a $49.5 million increase compared to December 31, 1996. The increase primarily reflects net income of $43.9 million for the first half of 1997 and an increase of $10 million in after-tax net unrealized gains on securities, partially offset by $8.2 million of dividends paid on common stock. As a percentage of total owned assets, stockholders' equity was 8.5% at June 30, 1997, compared to 8.1% at December 31, 1996 and 7.8% at June 30, 1996.

Risk Management

People's manages various risk exposures through the use of derivative financial instruments such as interest rate swaps and corridors, options, futures contracts and foreign exchange rate forward contracts. These instruments are used in hedging strategies to manage interest rate, price, and foreign currency risks, and are not used for trading purposes. Written policy guidelines, which have been approved by the Board of Directors and the Asset/Liability Committee (ALCO), govern the use of off-balance-sheet financial instruments, including approved counterparties, risk limits and appropriate separation of duties. Master netting agreements for interest rate swaps, corridors and foreign exchange forward contracts are arranged and collateral is obtained through physical delivery of securities or cash to reduce People's exposure to credit losses in the event of non-performance by the counterparties to these transactions. People's also controls its counterparty risk by entering into agreements with only highly-rated counterparties which are specifically approved by People's up to a maximum credit exposure. Net credit exposure on interest rate swaps, corridors and foreign exchange forward contracts, representing the net positive fair values including the effect of bi-lateral netting agreements, amounted to $3.4 million at June 30, 1997 and March 31, 1997, compared to $0.9 million at December 31, 1996 and $3.6 million at June 30, 1996.

People's Bank and Subsidiaries


Interest Rate Risk
People's strives to manage interest rate risk so that a gradual 200 basis point change in interest rates over a 12-month period should not result in more than a 5% negative impact on "income at risk," which is net interest income and adjusted credit card securitization income. For this purpose, adjusted credit card securitization income includes interest income on securitized receivables less interest payments to the certificateholders. At June 30, 1997, People's was within its established limit with respect to income at risk.

Interest rate swaps and corridors are used to manage interest rate risk associated with interest-earning assets and interest-bearing liabilities. The notional amounts of interest rate swaps and options totaled $1.1 billion and $425.0 million, respectively, as of June 30, 1997.

People's enters into eurodollar futures contracts to reduce the impact that higher interest rates would have on the estimated fair value of a portion of the available for sale debt securities portfolio. At June 30, 1997, outstanding eurodollar futures contracts had a total notional amount of $2.0 billion. Changes in the estimated fair value of the hedged portion of the securities portfolio have been (and are expected to be) substantially offset by gains or losses on the futures contracts. After-tax deferred futures losses of $2.7 million ($3.8 million pre-tax) are reflected in stockholders' equity at June 30, 1997.

The net effect of interest rate swaps, corridors, and futures contracts during the second quarter and first six months of 1997, and the respective 1996 periods, was to decrease net interest income by $1.0 million, $1.8 million, $1.7 million and $2.9 million, respectively. These amounts reduced the net interest margin by 10 basis points, 5 basis points, 10 basis points and 9 basis points, respectively.

Equity Portfolio Price Risk
In March 1997, People's entered into a hedging program to reduce the impact that a downturn in the stock market would have on the fair value of People's common stock portfolio. The hedge consisted of the sale of S&P futures contracts, and the purchase of S&P puts and calls.

In light of changes in economic and market outlooks, People's decided to substantially reduce the hedge protection during the second quarter of 1997 by closing all of the S&P futures and calls at a loss of $4.1 million ($3.2 million of which was deferred). This loss was more than offset by $32.2 million of appreciation in the value of the underlying common stock portfolio during the quarter ($8.4 million in realized gains on sales of common stocks and $23.8 million in unrealized gains). Stockholders' equity at June 30, 1997 reflects the unrealized gains and deferred losses on an after-tax basis.

People's continues to hold $50 million of out-of-the-money puts, expiring in September 1997, which would provide some price protection in the event of a 15% to 20% correction in the equity markets. The unamortized premiums on these puts amounted to $0.5 million at June 30, 1997.

Foreign Currency Exchange Rate Risk
Foreign exchange rate forward contracts are commitments to buy or sell foreign currency on a future date at a contractual price. People's uses these contracts to reduce its exposure to foreign currency exchange rate risk on credit card receivables denominated in pounds sterling. At June 30, 1997, People's had contracts outstanding to sell pounds sterling, with a total U.S. dollar notional amount of $108.0 million, which mature within one year. Gross unrealized losses on these contracts were $2.2 million at June 30, 1997, and realized gains (losses) on matured contracts were $0.2 million and ($0.3) million for the second quarter and first six months of 1997. Gains and losses on forward contracts have substantially offset the translation gains and losses on the related hedged items.

People's Bank and Subsidiaries


Impact of Credit Card Securitizations (pro forma)

---------------------------------------------------------------------------------------------------------------
                                                June 30, 1997                           June 30, 1996
                                       --------------------------------       -------------------------------
                                       Excluding                              Excluding
As of and for the                      Impact of   Impact of                  Impact of   Impact of
quarters ended                         Securi-     Securi-     As             Securi-     Securi-     As
(dollars in millions)                  tization    tization    Reported       tization    tization    Reported
---------------------------------------------------------------------------------------------------------------
Interest and dividend
income                                   $181.9      ($53.9)     $128.0         $156.9      ($36.2)     $120.7
Interest expense                          (93.8)       26.6       (67.2)         (78.4)       16.8       (61.6)
---------------------------------------------------------------------------------------------------------------
    Net interest income                    88.1       (27.3)       60.8           78.5       (19.4)       59.1
Provision for loan losses                 (31.1)       23.8        (7.3)         (27.5)       15.2       (12.3)
Credit card securitization
income (1)                                    -        19.6        19.6              -        13.9        13.9
Credit card fees                           20.5       (12.1)        8.4           16.8        (9.3)        7.5
Other non-interest income                  30.5        (1.3)       29.2           20.0        (0.4)       19.6
Non-interest expense                      (77.5)          -       (77.5)         (61.1)          -       (61.1)
Income tax expense                        (10.3)       (1.0)      (11.3)          (8.5)          -        (8.5)
---------------------------------------------------------------------------------------------------------------
  Net income (1)                          $20.2        $1.7       $21.9          $18.2        $  -       $18.2
                                          =====================================================================
Tier 1 leverage capital
ratio                                       7.4%        1.1%        8.5%           7.1%        0.5%        7.6%
Risk-based capital ratios:
  Tier 1                                    8.1%        2.1%       10.2%           9.2%        1.0%       10.2%
  Total                                    11.0%        2.8%       13.8%          10.4%        1.1%       11.5%

Credit card securitization
income as a percentage
of average securitized
and sold portfolio (2), (3)                   -           -        4.56%             -           -        4.83%

Net interest margin (2)                    4.11%      (0.54%)      3.57%          4.19%      (0.45%)      3.74%

Efficiency ratio                           56.4%       11.9%       68.3%          52.5%        8.1%       60.6%

Credit card loans                      $3,061.5   ($1,651.9)   $1,409.6       $2,298.0   ($1,500.0)     $798.0
Total loans, net                        6,926.6    (1,651.9)    5,274.7        5,955.6    (1,500.0)    4,455.6
Total assets                            9,521.9    (1,651.9)    7,870.0        8,541.5    (1,100.0)    7,441.5
Total average earning
assets                                  8,826.9    (1,715.9)    7,111.0        7,734.7    (1,151.6)    6,583.1
---------------------------------------------------------------------------------------------------------------




---------------------------------------------------------------------------------------------------------------
                                                June 30, 1997                           June 30, 1996
                                       --------------------------------       -------------------------------
                                       Excluding                              Excluding
As of and for the                      Impact of   Impact of                  Impact of   Impact of
six months ended                       Securi-     Securi-     As             Securi-     Securi-     As
(dollars in millions)                  tization    tization    Reported       tization    tization    Reported
---------------------------------------------------------------------------------------------------------------
Interest and dividend
income                                   $357.3      ($96.6)     $260.7         $311.1      ($73.1)     $238.0
Interest expense                         (181.0)       46.8      (134.2)        (155.3)       34.3      (121.0)
---------------------------------------------------------------------------------------------------------------
    Net interest income                   176.3       (49.8)      126.5          155.8       (38.8)      117.0
Provision for loan losses                 (60.0)       41.9       (18.1)         (50.7)       29.7       (21.0)
Credit card
securitization income (1)                     -        38.2        38.2              -        30.4        30.4
Credit card fees                           40.6       (22.8)       17.8           34.3       (20.5)       13.8
Other non-interest income                  54.5        (1.8)       52.7           42.8        (0.8)       42.0
Non-interest expense                     (149.1)          -      (149.1)        (122.0)          -      (122.0)
Income tax expense                        (22.0)       (2.1)      (24.1)         (21.2)          -       (21.2)
---------------------------------------------------------------------------------------------------------------
  Net income (1)                          $40.3        $3.6       $43.9          $39.0       $   -       $39.0
                                          =====================================================================
Credit card securitization
income as a percentage
of average securitized
and sold portfolio (2), (3)                   -           -       5.00%             -            -        5.23%

Net interest margin (2)                    4.18%      (0.50%)     3.68%          4.18%       (0.45%)      3.73%

Efficiency ratio                           55.1%       10.1%      65.2%          53.6%         8.2%       61.7%

Total average earning
 assets                                 8,670.2    (1,527.3)    7,142.9        7,617.5    (1,162.7)    6,454.8
---------------------------------------------------------------------------------------------------------------


(1) The adoption of SFAS No. 125 increased credit card securitization income by $2.7 million and $5.7 million, and net income by $1.7 and $3.6 million for the three and six months ended June 30, 1997, respectively.

(2)  Annualized.

(3) Percentages for the three and six months ended June 30, 1997 would have been 3.93% and 4.25%, respectively, without the impact of SFAS No. 125.

People's Bank and Subsidiaries


Since beginning its securitization program in 1993, People's has securitized and sold credit card receivables totaling $2.1 billion in the capital market with $1.65 billion outstanding at June 30, 1997. Securitization involves the transfer of a group of credit card receivables from People's to the People's Bank Credit Card Master Trust. These receivables arise from credit card accounts whose ownership and servicing responsibilities are retained by People's. In addition to transferring the existing receivables, rights to new receivables and most fees generated by these accounts are also transferred to the trust. The trust issues two types of certificates representing undivided interests in the trust. Investor Certificates are sold by the trust to investors, generally through a public offering. People's, through its wholly owned special purpose subsidiary, People's Structured Finance Corp., retains the Transferor Certificate. See "Liquidity" on page 23.

For securitized and sold receivables, amounts that would have been previously reported as net interest income, credit card fees and provisions for loan losses (if such receivables had not been sold but remained on-balance-sheet) are instead combined and reported as credit card securitization income. People's credit card securitization income may vary over the term of the transactions depending upon the level of interest and fees charged on credit card accounts, the interest rate environment and the credit performance of the securitized receivables. However, People's exposure to losses on the securitized receivables is contractually limited to future excess spread revenue and to collateral established for the benefit of investors, which totaled $58.8 million at June 30, 1997. See "Non-Interest Income" on page 14 and "Liquidity" on page 23.

Consistent with industry practice prior to SFAS No. 125, People's recognized excess spread revenue on sold credit card receivables over the term of the securitization. In certain circumstances, however, SFAS No. 125 requires capitalization of future excess spread revenue, which resulted in earlier recognition by People's of certain components of credit card securitization income in the first half of 1997. People's prospective adoption of SFAS No. 125, as of January 1, 1997, resulted in increases of $5.7 million in credit card securitization income (capitalized future excess spread revenue, less amortization) and $3.6 million in net income for the six months ended June 30, 1997 ($2.7 million and $1.7 million, respectively, for the second quarter of 1997).

The components of credit card securitization income are as follows:


--------------------------------------------------------------------------------------
                                           Quarters Ended         Six Months Ended
                                       -----------------------   ---------------------
                                           June   March     June        June     June
                                            30,     31,      30,         30,      30,
(in millions)                              1997    1997     1996        1997     1996
--------------------------------------------------------------------------------------
Interest on credit cards                  $53.9   $42.7    $36.2       $96.6    $73.1
Credit card fees and other                 13.4    11.2      9.7        24.6     21.3
Capitalized future excess spread
revenue, net                                2.7     3.0        -         5.7        -
Interest on asset-backed Investor
Certificates                              (26.6)  (20.2)   (16.8)      (46.8)   (34.3)
Net credit card charge-offs               (23.8)  (18.1)   (15.2)      (41.9)   (29.7)
Servicing fee paid                         (6.6)   (6.6)    (5.6)       (8.5)   (11.4)
--------------------------------------------------------------------------------------
     Excess spread revenue                 13.0    12.0      8.3        29.7     19.0
Servicing fee revenue                       6.6     6.6      5.6         8.5     11.4
--------------------------------------------------------------------------------------
     Credit card securitization income    $19.6   $18.6    $13.9       $38.2    $30.4
                                          ============================================

People's Bank and Subsidiaries


Asset Quality

Non-Performing Assets

----------------------------------------------------------------------------
                                       June 30,  Mar. 31,  Dec. 31,  June 30,
(dollars in millions)                      1997      1997      1996     1996
----------------------------------------------------------------------------
Non-accrual loans:
  Residential mortgage                    $29.3     $31.0     $30.2    $35.6
  Commercial mortgage                       5.3       5.4      25.8     31.0
  Commercial                               10.5      10.8      11.2     13.8
  Credit card (owned portfolio)            16.4       9.6      21.6      6.8
  Other consumer                            2.1       2.5       2.1      3.4
-----------------------------------------------------------------------------
     Total non-accrual loans               63.6      59.3      90.9     90.6
-----------------------------------------------------------------------------
Restructured loans:
  Commercial mortgage                       0.9       2.1       2.5      3.2
  Commercial                                1.2       0.8       1.0      1.0
-----------------------------------------------------------------------------
     Total restructured loans               2.1       2.9       3.5      4.2
-----------------------------------------------------------------------------
     Total non-performing loans            65.7      62.2      94.4     94.8
REO, net                                    4.9       6.1       6.9      7.4
-----------------------------------------------------------------------------
     Total non-performing assets          $70.6     $68.3    $101.3   $102.2
                                          ===================================


Non-performing loans as a percentage
of total loans                             1.23%     1.22%     1.79%    2.09%
Non-performing assets as a percentage
of total assets                            0.90%     0.91%     1.32%    1.37%
Non-performing assets as a percentage
of stockholders' equity and allowance
for loan losses                            9.38%     9.49%    14.35%   15.60%
Allowance for loan losses as a
percentage of non-performing loans       130.40%   137.78%    92.86%   79.07%
Allowance for loan losses as a
percentage of loans                        1.60%     1.68%     1.66%    1.66%




Non-performing assets increased slightly to $70.6 million at June 30, 1997 from $68.3 million at March 31, 1997 and decreased 31% from $102.2 million at June 30, 1996. The decrease in the level of non-performing assets from a year ago reflects the resolution of a $20.6 million commercial mortgage loan (associated with a retail shopping center) during the first quarter of 1997. The resolution of this loan, which was originally placed on non-accrual status in the first quarter of 1996, did not result in a charge-off. Compared to June 30, 1996, non-performing loans also declined in the residential mortgage, commercial loan, and other consumer loan portfolios. Changes in non-performing credit cards primarily reflect the level of the owned portfolio which is impacted by the timing of credit card securitizations and by portfolio growth.

Net Charge-Offs (Recoveries)

----------------------------------------------------------------------------
                                                                 Six Months
                                       Quarters Ended              Ended
                                    ---------------------       ------------
                                    June    Mar.     June       June    June
                                     30,     31,      30,        30,     30,
(in millions)                       1997    1997     1996       1997    1996
-----------------------------------------------------------------------------
Residential mortgage                $1.7    $2.1     $2.0       $3.8    $4.9
Commercial mortgage                 (1.0)    1.1      2.3        0.1     3.2
Commercial                          (0.3)   (0.8)     0.2       (1.1)   (0.3)
Credit card (owned portfolio)        6.4    10.0      7.4       16.4    12.3
Other consumer                       0.5     0.3      0.4        0.8     0.9
-----------------------------------------------------------------------------
   Total                            $7.3   $12.7    $12.3      $20.0   $21.0
                                    =========================================

People's Bank and Subsidiaries


Net Charge-Offs (Recoveries) as a Percentage of Average Loans (1)

------------------------------------------------------------------------
                                                             Six Months
                                     Quarters Ended            Ended
                                  --------------------     ------------
                                  June    Mar.    June     June    June
                                   30,     31,     30,      30,     30,
                                  1997    1997    1996     1997    1996
-------------------------------------------------------------------------
Residential mortgage              0.30%   0.37%   0.37%    0.33%   0.45%
Commercial mortgage              (0.45)   0.52    1.20     0.03    0.84
Commercial                       (0.20)  (0.53)   0.20    (0.36)  (0.09)
Credit card (owned portfolio)     2.03    2.71    2.92     2.40    2.76
Other consumer                    0.80    0.61    0.78     0.70    0.81
-------------------------------------------------------------------------
  Total                           0.56%   0.95%   1.05%    0.76%   0.92%
                                  =======================================
(1) Annualized

The provision for loan losses is based on management's ongoing evaluation of the adequacy of the allowance for loan losses, which is based on factors such as People's historical loan loss experience; a review of non-performing loans and related collateral values; the possibility of loss in view of the geographic and industry concentrations and other portfolio risk characteristics; the present financial condition of borrowers; and current economic conditions. It is implicit in lending activities that credit losses will be experienced even in the best economic conditions. While People's strives to minimize credit losses, the amount of such losses will vary from period to period depending on the above factors as affected by changing economic conditions and the financial condition of borrowers.

Credit losses associated with credit card receivables securitized and sold are not included in People's provision and allowance for loan losses. Credit losses are absorbed directly under the contractual agreements of the People's Bank Credit Card Master Trust, thereby reducing credit card securitization income rather than increasing the provision for loan losses.

Net charge-offs in the second quarter of 1997 decreased $5.4 million and $5.0 million compared to the first quarter of 1997 and second quarter of 1996, respectively. The decreases were mainly attributable to a lower net charge-off rate on the owned credit card portfolio and net recoveries in the commercial mortgage portfolio. The lower net charge-off rate for credit cards primarily reflects new accounts which exhibit relatively low loss rates and the continued securitization of more seasoned accounts.

On a managed basis (including securitized credit card receivables), annualized net charge-offs as a percentage of average credit card receivables equaled 4.06% for the second quarter of 1997, 4.01% for the first quarter of 1997 and 4.17% for the second quarter of 1996. New credit card receivables generally exhibit rising delinquencies and losses after six months, and generally peak within approximately 18 to 36 months. Management believes that People's frequent and early contact with delinquent customers, as well as active portfolio risk management, has a significant impact on limiting delinquency trends and net credit losses.

People's Bank and Subsidiaries


Managed Credit Card Portfolio Delinquencies

                        ------------------------------------------------------
                          June 30, 1997     March 31, 1997      June 30, 1996
                        -----------------  ----------------  -----------------
                               Percent of         Percent of        Percent of
(dollars in millions)   Amount Portfolio   Amount Portfolio  Amount Portfolio
------------------------------------------------------------------------------
Number of days
delinquent:
  31-60 days             $28.6    0.9%     $30.1     1.0%     $26.4    1.2%
  61-90 days              18.6    0.6       20.1     0.7       15.7    0.7
  91 or more days         52.7    1.7       54.9     1.9       39.5    1.7
------------------------------------------------------------------------------
    Total                $99.9    3.2%    $105.1     3.6%     $81.6    3.6%
                         =====================================================


Managed Credit Card Portfolio Net Charge-Offs

------------------------------------------------------------------------------
                                              Quarters Ended
                        ------------------------------------------------------
                          June 30, 1997     March 31, 1997      June 30, 1996
                        -----------------  ----------------  -----------------
                               Percent of         Percent of        Percent of
(dollars in millions)   Amount Portfolio   Amount Portfolio  Amount Portfolio
------------------------------------------------------------------------------
Owned portfolio (1)       $6.4    2.03%     $10.0    2.71%     $7.4    2.92%
Securitized and sold
portfolio (2)             23.8    5.55       18.1    5.43      15.2    5.28
------------------------------------------------------------------------------
   Managed portfolio     $30.2    4.06%     $28.1    4.01%    $22.6    4.17%
                         =====================================================


------------------------------------------------------------
                                   Six Months Ended
                        ------------------------------------
                          June 30, 1997       June 30, 1996
                        -----------------  -----------------
                               Percent of         Percent of
(dollars in millions)   Amount Portfolio   Amount Portfolio
-------------------------------------------------------------
Owned portfolio (1)      $16.4    2.40%     $12.3    2.76%
Securitized and sold
portfolio (2)             41.9    5.49       29.7    5.10
-------------------------------------------------------------
     Managed portfolio   $58.3    4.03%     $42.0    4.09%
                         ====================================


(1)  Net charge-offs reduce the allowance for loan losses.

(2)  Net charge-offs reduce credit card securitization income.

People's Bank and Subsidiaries


Liquidity

Asset liquidity is provided by cash; short-term investments; proceeds on sales, maturities and principal repayments of securities; proceeds from principal collections and sales of loans; and proceeds from credit card securitizations and sales. In addition, securities may be utilized to collateralize borrowings under repurchase agreements. The Consolidated Statements of Cash Flows, on page 4, present data on cash provided by and used in People's operating, investing and financing activities. At June 30, 1997, People's liquid assets included $148.3 million in short-term investments, $648.4 million in debt securities available for sale, and $560.7 million in marketable equity securities. At June 30, 1997, People's had pledged debt securities with a total carrying value of $362.3 million ($242.1 million available for sale and $120.2 million held to maturity) as collateral to secure public deposits, repurchase agreements, off-balance-sheet financial instruments and for other purposes as required by law.

Liability liquidity is measured by People's ability to obtain core deposits and purchased funds at cost effective rates, and in diversified markets and maturities. Core deposits are the most stable source of liquidity due to People's long-term relationship with deposit customers. Core deposits totaled $4.9 billion at June 30, 1997 and $4.7 billion at December 31, 1996 (representing 62% of total assets for each period). Purchased funds are routinely used to compensate for reductions in core deposits, to support asset growth or to diversify People's funding mix. People's purchased funds, which include borrowings, time deposits of $100,000 or more and brokered certificates of deposit, totaled $2.2 billion at June 30, 1997 and December 31, 1996 (representing 28% and 29% of total assets, respectively).

People's securitizes and sells credit card receivables as an additional method of diversifying its funding base. This is accomplished primarily by the public issuance of asset-backed securities. As credit card receivables are securitized, People's on-balance-sheet funding needs are reduced by the amount of the loans securitized. Securitization provides funding for both new loans and the amortization of previously securitized loans, as well as the opportunity to repay borrowings. At June 30, 1997, outstanding asset-backed certificates totaled $1.65 billion compared to $1.33 billion at December 31, 1996 (representing 17% and 15% of total managed assets at the respective dates). In the event that People's is unable to continue securitizing and selling credit card receivables, its capital ratios and flexibility of funding sources would be adversely affected. Although, on a managed basis, People's capital ratios exceeded all minimum requirements for a well capitalized bank as of June 30, 1997. See "Impact of Credit Card Securitizations" on page 18.

People's credit card securitizations include a revolving period and a repayment period. During the revolving period, repayments on trust credit card receivables are used to pay interest to the Investor Certificateholders and principal collections are used to purchase new loan receivables. During the repayment period, principal payments on the credit card receivables are paid to the investors and People's funding requirements increase accordingly, as new receivables are no longer purchased by the Investor Certificateholders, and are thereby returned to the balance sheet. People's plans to fund the repayment of securitizations through normal business operations and continued securitizations.

People's Bank and Subsidiaries


--------------------------------------------------
Scheduled Amortization of Credit Card
Securitizations
(in millions)
--------------------------------------------------

For the six months ending
December 31, 1997                          $196.2
For the years
ending December 31:
    1998                                    155.7
    1999                                    108.6
    2000                                    318.5
    2001                                    324.8
    2002                                    548.1
--------------------------------------------------
                                          $1,651.9
                                          ========

People's may borrow from the FHLB of Boston subject to certain limitations. Based on the level of qualifying collateral at June 30, 1997, People's borrowing limit was approximately $1.8 billion, with remaining borrowing capacity of approximately $1 billion at that date. At June 30, 1997, People's had outstanding commitments to originate loans totaling $270 million, and approved but unused lines of credit extended to customers totaling $8.6 billion.

The sources of liquidity discussed above are deemed by management to be sufficient to fund outstanding loan commitments and to meet
People's other obligations.

Capital

At June 30, 1997, People's Tier 1 leverage capital ratio was 8.5%, compared to the minimum ratio of 4.0% generally required by FDIC regulations. People's is also subject to the FDIC's risk-based capital regulations, which require minimum ratios of Tier 1 capital and total capital to risk-weighted assets of 4.0% and 8.0%, respectively. People's satisfied these requirements at June 30, 1997 with ratios of 10.2% and 13.8%, respectively. People's regulatory capital ratios at June 30, 1997 exceed the FDIC's numeric criteria for classification as a "well capitalized" bank.

Risk-Based Capital

-----------------------------------------------------------------------
As of June 30, 1997            People's       FDIC Minimum Requirements
                           -----------------  -------------------------
(dollars in millions)       Amount   Ratio(1)    Amount(1)     Ratio
-----------------------------------------------------------------------
Tier 1 capital             $655.6(2)   10.2%       $256.3       4.0%
Total capital               883.8(3)   13.8%        512.6       8.0%
-----------------------------------------------------------------------



(1) Based on People's risk-adjusted total assets, as defined, of $6,407.7 million.

(2) Represents total stockholders' equity, excluding net unrealized gains or losses on debt securities classified as available for sale and net unrealized gains on equity securities classified as available for sale, less certain assets not recognized in Tier 1 capital

(3) Represents Tier 1 capital plus the allowance for loan losses up to 1.25% of risk-adjusted total assets.

People's Bank and Subsidiaries


At June 30, 1997, People's Mutual Holdings ("Holdings") owned
36.5 million shares, representing 59.7% of the outstanding common stock of People's. Holdings is a mutual bank holding company organized in connection with the 1988 stock offering and reorganization of People's Bank.

In July 1997, People's declared a cash dividend of $0.17 per common share, payable on August 15, 1997 to stockholders of record on August 1, 1997. Holdings elected to waive receipt of dividends on 96% of its shares, resulting in total dividend payments of $4.4 million on approximately 26 million shares.

In April 1997, People's declared a three-for-two stock split providing People's stockholders with an additional half share of common stock for every share held as of May 1, 1997 (20.3 million additional shares). The additional shares were distributed to stockholders on May 15, 1997. The number of authorized shares of People's common stock was increased from 60,000,000 to 100,000,000.


Part II - Other Information

Item 1 - Legal Proceedings

On August 20, 1993, the Golden Hill Paugussett Tribe of Indians (the "Tribe") filed a lawsuit against People's in Bridgeport Superior Court alleging that the Tribe exclusively owned, used and occupied "since time immemorial" a certain parcel of land, located in the City of Bridgeport, Connecticut. People's holds record title to this property, on which Bridgeport Center, its headquarters office building, is located. People's referred the matter to the title insurance company for defense. On May 9, 1997, the court granted People's motion to dismiss and its motion for summary judgment.


Exhibits

      (a)  Exhibits

              Exhibit I        Computation of Earnings Per Share

People's Bank and Subsidiaries


                            SIGNATURES

Under the requirements of the Securities Exchange Act of 1934, People's has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                People's Bank

Date:      August 12, 1997           By:  /s/ David E.A. Carson
                                          ---------------------
                                          David E.A. Carson
                                          President and
                                          Chief Executive Officer

Date:      August 12, 1997           By:  /s/ Vincent J. Calabrese
                                          ------------------------
                                          Vincent J. Calabrese
                                          Vice President and
                                          Chief Accounting Officer

People's Bank and Subsidiaries


                            Exhibit I

              Computation of Earnings Per Share (1)




                                             Quarters Ended   Six Months Ended
                                           ----------------- -----------------
                                                June    June    June    June
(dollars in millions,                            30,     30,     30,     30,
 except per share data)                         1997    1996    1997    1996
-----------------------------------------------------------------------------
Primary Earnings Per Share:
  Net income applicable to common stock:
    Net income                                 $21.9   $18.2   $43.9   $39.0
    Dividends paid on preferred stock              -    (0.1)      -    (0.4)
-----------------------------------------------------------------------------
       Net income applicable to common stock    21.9   $18.1   $43.9   $38.6
                                           ----------------------------------

  Weighted average number of shares:
    Weighted average number of common shares
    oustanding                                 61.03   59.27   60.99   58.91
    Dilutive effect of outstanding stock
    options                                     0.57    0.68    0.56    0.67
-----------------------------------------------------------------------------
       Total weighted average number
       of shares                               61.60   59.95   61.55   59.58
                                               ==============================

       Primary earnings per share              $0.36   $0.30   $0.71   $0.65
                                               ==============================



Fully Diluted Earnings Per Share:
  Net income                                   $21.9   $18.2   $43.9   $39.0
                                               ==============================

  Weighted average number of shares:
    Weighted average number of common
    shares outstanding                         61.03   59.27   60.99   58.91
    Dilutive effect of outstanding stock
    options                                     0.58    0.70    0.58    0.70
    Shares issuable from assumed exercise
    of convertible preferred stock                 -    1.44       -    1.74
-----------------------------------------------------------------------------
       Total weighted average number
       of shares                               61.61   61.41   61.57   61.35
                                               ==============================

       Fully diluted earnings per share        $0.36   $0.30   $0.71   $0.64
                                               ==============================

(1)  Restated to reflect the 3-for-2 stcok split completed in May
     1997.


                               25